Exhibit 99.1

FuelCell Energy Reports Fourth Quarter and Full Fiscal Year 2024 Results

Fourth Quarter Fiscal 2024 Summary

(All comparisons are year-over-year unless otherwise noted)

●Revenue of $49.3 million, compared to $22.5 million
●Gross loss of $(10.9) million compared to $(1.5) million
●Loss from operations of $(41.0) million compared with $(36.4) million
●Net loss per share was $(2.21) compared with $(2.07)

Fiscal Year 2024 Summary

(All comparisons are year-over-year unless otherwise noted)

●Revenue of $112.1 million, compared to $123.4 million
●Gross loss of $(35.9) million compared to $(10.5) million
●Loss from operations of $(158.5) million compared with $(136.1) million
●Net loss per share was $(7.83) compared with $(7.92)

DANBURY, Conn., December 19, 2024 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its fourth quarter and fiscal year ended October 31, 2024.

“In the fourth quarter, our revenue more than doubled, year over year, mainly driven by module sales to Gyeonggi Green Energy Co., Ltd. in South Korea,” said Jason Few, President and Chief Executive Officer. “Looking ahead, we believe that global demand for energy remains strong in markets around the world, driven by data centers, AI, cryptocurrency growth, the need for more resilient and reliable grids, and carbon recovery and capture.”

“In 2025, we expect that our business will be on stronger financial footing as a result of our previously announced global restructuring that will focus our core technologies on distributed power generation, grid resiliency, and data center growth,” added Mr. Few. “Our go-forward strategy will enable us to better navigate the current market and emphasizes topline revenue growth and future profitability. We remain encouraged by our platforms’ ability to address critical needs, including power shortages in grids, high voltage transmission needs, and delays in centralized power projects due to lengthy permitting processes. In the short to medium term, we don’t see a better answer than clean baseload distributed power generation from a fuel cell."

Consolidated Financial Metrics

	Three Months Ended October 31,			Twelve Months Ended October 31,
(Dollars in thousands, except per share amounts)	2024	2023	Change	2024	2023	Change
Total revenues	$ 49,326	$ 22,462	120%	$ 112,132	$ 123,394	(9%)
Gross loss	(10,917)	(1,464)	N/A	(35,918)	(10,535)	N/A
Loss from operations	(41,032)	(36,376)	(13%)	(158,488)	(136,084)	(16%)
Net loss	(39,600)	(29,458)	(34%)	(156,778)	(108,056)	(45%)
Net loss attributable to common stockholders	(42,216)	(31,164)	(35%)	(129,209)	(110,768)	(17%)
Net loss per basic and diluted share (1)	(2.21)	(2.07)	(7%)	(7.83)	(7.92)	1%

EBITDA*	(32,250)	(29,660)	(9%)	(122,317)	(110,709)	(10%)
Adjusted EBITDA*	$ (25,343)	$ (30,830)	18%	$ (101,111)	$ (102,882)	2%

(1) All per share figures have been retroactively adjusted to reflect the Company’s reverse stock split that became effective on November 8, 2024.

* A reconciliation of non-GAAP measures EBITDA and Adjusted EBITDA is contained in the appendix to this press release.

Fourth Quarter of Fiscal 2024 Results

(All comparisons are between fourth quarter of fiscal 2024 and fourth quarter of fiscal 2023 unless otherwise noted)

Fourth quarter revenue of $49.3 million represents an increase of 120% from the comparable prior year quarter.

●	Product revenues increased to $25.4 million during the three months ended October 31, 2024, compared to $10.5 million during the three months ended October 31, 2023. Product revenue for the three months ended October 31, 2024 was primarily driven by $18.0 million of revenue recognized under the Company’s long-term service agreement (the “GGE Agreement”) with Gyeonggi Green Energy Co., Ltd. (“GGE”) for the replacement of the first six fuel cell modules for GGE’s 58.8 MW fuel cell power plant platform in Hwasong-si, Korea. The increase also reflects $7.7 million of revenue recognized under the Company’s sales contract with Ameresco, Inc., which was entered into during the second quarter of fiscal year 2024, pursuant to which the Company is to provide a 2.8 MW platform to the Sacramento Sewer District. Product revenues for the prior year quarter reflect the recognition of revenue related to a performance guarantee, which was part of the December 2021 Settlement Agreement with POSCO Energy Co., Ltd. and its subsidiary, Korea Fuel Cell Co., Ltd. (“KFC”). Recognition of this revenue was constrained until certain of the modules previously sold by the Company to KFC were installed at the Noeul Green Energy, Co. Ltd. (“Noeul Green Energy”) site and the Company entered into a long-term service agreement to service those installed modules for Noeul Green Energy.

●	Service agreements revenues increased to $5.6 million from $(0.8) million. The increase in service agreements revenues during the three months ended October 31, 2024 was primarily driven by two module exchanges during the quarter. There were no module exchanges during the fourth quarter of fiscal 2023. Revenue for the fourth quarter of fiscal 2023 was impacted by higher future cost estimates related to future module exchanges compared to the Company’s prior estimates, which more than offset revenue recognized for that quarter. Service agreements revenue can be variable from period to period depending on the number of module exchanges during the period and changes to future cost estimates used to recognize revenue in the period.

●	Generation revenues increased 40.3% to $12.0 million from $8.5 million, primarily driven by revenue related to the Toyota and Derby projects, which began operations in the first quarter of fiscal 2024.

●	Advanced Technologies contract revenues increased to $6.4 million from $4.3 million. Advanced Technologies contract revenues recognized under the purchase order received from Esso Nederland B.V., an affiliate of ExxonMobil Technology and Engineering Company (“EMTEC”), related to the Rotterdam project were approximately $2.3 million higher and revenue recognized under government contracts and other contracts were approximately $0.6 million higher for the three months ended October 31, 2024 compared to the three months ended October 31, 2023. These higher revenue amounts were partially offset by lower revenue recognized of $0.8 million under the Joint Development Agreement with EMTEC during the three months ended October 31, 2024.

Gross loss for the fourth quarter of fiscal 2024 totaled $(10.9) million, compared to a gross loss of $(1.5) million in the comparable prior year quarter. The increase in gross loss for the fourth quarter of fiscal 2024 was primarily related to (i) the fact that there were costs associated with the increased product revenues recognized in the fourth quarter of fiscal year 2024, while there was no cost of goods sold associated with the product revenues of $10.5 million recognized in the fourth quarter of fiscal 2023, and (ii) higher generation cost of sales during the fourth quarter of fiscal 2024 as the Company recorded a derivative loss of $1.8 million, as compared to a derivative gain of $4.1 million in the fourth quarter of fiscal 2023 as a result of net settling certain natural gas purchases under the previous normal purchase normal sale contract designation. These items were partially offset by benefits from improved service profitability as a result of module exchanges in the fourth quarter of fiscal 2024, while there were no module exchanges during the fourth quarter of fiscal 2023.

Operating expenses for the fourth quarter of fiscal 2024 decreased to $30.1 million from $34.9 million in the fourth quarter of fiscal 2023. Administrative and selling expenses decreased to $15.9 million during the fourth quarter of fiscal 2024 from $16.9 million during the fourth quarter of fiscal 2023. The decrease in administrative and selling expenses is primarily a result of the fact that the comparable prior year quarter included closing costs relating to a tax equity financing, which impact was partially offset by higher compensation expense in the fourth quarter of fiscal 2024. Research and development expenses decreased to $11.6 million during the fourth quarter of fiscal 2024 compared to $18.0 million in the fourth quarter of fiscal 2023. The decrease in research and development expenses reflects the previously announced decrease in spending on the Company’s ongoing commercial development efforts related to our solid oxide platforms and carbon separation and carbon recovery solutions compared to the comparable prior year quarter, as well as the allocation of resources to funded Advanced Technology projects.

Net loss was $(39.6) million in the fourth quarter of fiscal 2024, compared to net loss of $(29.5) million in the fourth quarter of fiscal 2023.

Adjusted EBITDA totaled $(25.3) million in the fourth quarter of fiscal 2024, compared to Adjusted EBITDA of $(30.8) million in the fourth quarter of fiscal 2023. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the fourth quarter of fiscal 2024 was $(2.21), compared to $(2.07) in the fourth quarter of fiscal 2023. The net loss per common share in the fourth quarter of fiscal 2024 was a result of the higher net loss offset by the benefit of the higher number of weighted average shares outstanding due to share issuances since October 31, 2023.

Restructuring and Operational Update

In November, we announced a global restructuring of our operations in the U.S., Canada, and Germany that aims to significantly reduce operating costs, realign resources toward advancing the Company’s core technologies, and protect the Company’s competitive position amid slower-than-expected investments in clean energy. We believe that the restructuring plan will allow us to prioritize commercially available technologies to reflect changing market opportunities with an updated strategic plan. In connection with this restructuring plan, we expect to reduce operating costs by approximately 15% in fiscal year 2025, compared with fiscal year 2024. The restructuring plan included a reduction in our workforce of approximately 13% or 75 employees in November 2024 and includes reduced spending for product development, overhead and other costs. This followed a 4% or 17 employee reduction in our workforce in September 2024.

In fiscal year 2022, we provided aspirational long-term revenue targets to be met by the end of fiscal year 2025 and fiscal year 2030. In developing these revenue targets, we made certain timing assumptions regarding, among other things, the development, commercialization and market adoption timelines of our solid oxide electrolysis cell (“SOEC”), solid oxide fuel cell (“SOFC”) and carbon capture products. However, these long-term revenue targets do not reflect the current market realities regarding the pace of hydrogen adoption and infrastructure build out as well as continuing uncertainty regarding the Inflation Reduction Act and other large scale clean energy policies globally. In addition, as part of our restructuring plan, we reduced headcount and have begun to reduce spending on product development. As a result of current market realities, and in conjunction with our restructuring plan, the timing of the development and commercialization of our SOEC, SOFC and carbon capture products has been delayed from our prior estimates and, accordingly, due to these factors, we will not meet the aspirational revenue targets that we provided in fiscal year 2022.  However, because we believe we have good visibility into contracted revenue drivers for fiscal year 2025, including with respect to revenues expected to be recognized upon delivery of replacement modules to GGE, we expect to see a material improvement in the Company’s revenues for fiscal year 2025 compared to fiscal year 2024.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $318.0 million as of October 31, 2024, compared to $403.3 million as of October 31, 2023. Of the $318.0 million total as of October 31, 2024, unrestricted cash and cash equivalents totaled $148.1 million, short-term investments totaled $109.1 million and restricted cash and cash equivalents totaled $60.8 million. Of the $403.3 million total as of October 31, 2023, unrestricted cash and cash equivalents totaled $250.0 million, short-term investments totaled $103.8 million, and restricted cash and cash equivalents totaled $49.6 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding and held by the Company as of October 31, 2024 and October 31, 2023 as part of the Company’s cash management optimization effort.

“We were pleased to add the Export-Import Bank of the United States to the list of financing organizations with whom we have created relationships,” said Michael Bishop, Executive Vice President, Chief Financial Officer and Treasurer. “We continue to see growth opportunities around the world that benefit from access to supportive capital. Lastly, I am encouraged by the strength of our balance sheet, which includes over $300 million in cash and short-term investments.”

During the three months ended October 31, 2024, approximately 1.9 million shares of the Company’s common stock were sold under the Company’s Amended Open Market Sale Agreement at an average sale price of $11.23 per share, resulting in gross proceeds of approximately $21.5 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $20.8 million after deducting sales commissions and fees totaling approximately $0.6 million.

Backlog

	As of October 31,
(Amounts in thousands)	2024	2023	Change
Product	$ 111,283	$ 0	$ 111,283
Service	174,174	140,782	33,392
Generation	841,377	872,072	(30,695)
Advanced Technologies	35,999	15,263	20,736
Total Backlog	$ 1,162,833	$ 1,028,117	$ 134,716

As of October 31, 2024, backlog increased by approximately 13.1% to $1.16 billion, compared to $1.03 billion as of October 31, 2023, primarily as a result of the GGE Agreement entered into during the third quarter of fiscal year 2024. Backlog for the GGE Agreement has been allocated between product backlog and service backlog. Product backlog will be recognized as revenue as the Company completes commissioning of the replacement modules. Under the GGE Agreement, commissioning of the first six 1.4-MW replacement fuel cell modules was completed in the fourth quarter of fiscal year 2024. An additional 30 1.4-MW replacement fuel cell modules are expected to be commissioned throughout the course of calendar year 2025, and the remaining six 1.4-MW replacement fuel cell modules are expected to be commissioned in the first half of calendar year 2026. Service backlog will be recognized as revenue as the Company performs service at the GGE site over the term of the GGE Agreement.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 16 years as of October 31, 2024, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss fourth quarter and full fiscal year 2024 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the December 19th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the implementation, effect, and potential impact of the Company’s restructuring plan, the Company’s plan to reduce operating costs, the capabilities of the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; the risk that our restructuring plan and workforce reduction will not result in the intended benefits or savings; the risk that our restructuring plan and workforce reduction will result in unanticipated costs; and our ability to reduce operating costs, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.
ir@fce.com
203.205.2491

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$148,133	$249,952
Restricted cash and cash equivalents – short-term	12,161	5,159
Investments – short-term	109,123	103,760
Accounts receivable, net	11,751	3,809
Unbilled receivables	36,851	16,296
Inventories	113,703	84,456
Other current assets	12,736	12,881
Total current assets	444,458	476,313

Restricted cash and cash equivalents – long-term	48,589	44,465
Inventories – long-term	2,743	7,329
Project assets, net	242,131	258,066
Property, plant and equipment, net	130,686	89,668
Operating lease right-of-use assets, net	8,122	8,352
Goodwill	4,075	4,075
Intangible assets, net	14,779	16,076
Other assets	48,541	51,176
Total assets (1)	$944,124	$$955,520
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,924	$10,067
Current portion of operating lease liabilities	807	599
Accounts payable	22,585	26,518
Accrued liabilities	30,362	26,313
Deferred revenue	4,226	2,406
Total current liabilities	73,904	65,903
Long-term deferred revenue	3,010	732
Long-term operating lease liabilities	8,894	8,992
Long-term debt and other liabilities	130,850	119,588
Total liabilities (1)	216,658	195,215

Redeemable Series B preferred stock (liquidation preference of $64,020 as of October 31, 2024 and October 31, 2023)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of October 31, 2024 and October 31, 2023; 20,375,932 and 15,020,872 shares issued and outstanding as of October 31, 2024 and October 31, 2023, respectively)	2	2
Additional paid-in capital	2,300,031	2,199,704
Accumulated deficit	(1,641,550)	(1,515,541)
Accumulated other comprehensive loss	(1,561)	(1,672)
Treasury stock, Common, at cost (12,543 and 8,216 shares as of October 31, 2024 and October 31, 2023, respectively)	(1,198)	(1,078)
Deferred compensation	1,198	1,078
Total stockholders’ equity	656,922	682,493
Noncontrolling interests	10,687	17,955
Total equity	667,609	700,448
Total liabilities, redeemable Series B preferred stock and total equity	$$944,124	$955,520
(1)	As of October 31, 2024 and October 31, 2023, the combined assets of the variable interest entities (“VIEs”) were $311,723 and $235,290, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,891, accounts receivable of $674, unbilled accounts receivable of $9,479, operating lease right of use assets of $1,663, other current assets of $135,756, restricted cash and cash equivalents of $639, project assets of $157,604 and other assets of $3,018 as of October 31, 2024, and cash of $4,797, restricted cash and cash equivalents of $526, unbilled accounts receivable of $1,876, other current assets of $50,713, operating lease right of use assets of $1,680, derivative asset of $4,127, other assets of $1,125 and project assets of $170,444 as of October 31, 2023. The combined liabilities of the VIEs as of October 31, 2024 include short-term operating lease liabilities of $204, accounts payable of $181,274, accrued liabilities of $341, deferred revenue of $20, derivative liabilities of $3,693, long-term operating lease liability of $2,142 and other non-current liabilities of $240 and, as of October 31, 2023, and include short-term operating lease liabilities of $203, accounts payable of $165,824, long-term operating lease liability of $2,159 and other non-current liabilities of $187.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2024	2023
Revenues:
Product	$25,425	$10,494
Service	5,572	(829)
Generation	11,962	8,529
Advanced Technologies	6,367	4,268
Total revenues	49,326	22,462
Costs of revenues:
Product	30,072	5,453
Service	6,797	4,320
Generation	18,782	11,747
Advanced Technologies	4,592	2,406
Total costs of revenues	60,243	23,926
Gross loss	(10,917)	(1,464)
Operating expenses:
Administrative and selling expenses	15,945	16,891
Research and development expenses	11,608	18,021
Restructuring	2,562	-
Total costs and expenses	30,115	34,912
Loss from operations	(41,032)	(36,376)
Interest expense	(2,522)	(2,321)
Interest income	2,994	4,731
Other income, net	983	4,508
Loss before provision for income taxes	(39,577)	(29,458)
Provision for income taxes	(23)	-
Net loss	(39,600)	(29,458)
Net income attributable to noncontrolling interest	1,816	906
Net loss attributable to FuelCell Energy, Inc.	(41,416)	(30,364)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(42,216)	$(31,164)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(2.21)	$(2.07)
Basic and diluted weighted average shares outstanding	19,063,628	15,018,901

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2024	2023
Revenues:
Product	$25,675	$19,589
Service	9,969	49,084
Generation	49,975	37,508
Advanced Technologies	26,513	17,213
Total revenues	112,132	123,394
Costs of revenues:
Product	39,582	12,878
Service	11,098	44,953
Generation	79,861	62,913
Advanced Technologies	17,509	13,185
Total costs of revenues	148,050	133,929
Gross loss	(35,918)	(10,535)
Operating expenses:
Administrative and selling expenses	64,604	64,528
Research and development expenses	55,404	61,021
Restructuring	2,562	—
Total costs and expenses	122,570	125,549
Loss from operations	(158,488)	(136,084)
Interest expense	(9,690)	(7,247)
Interest income	13,720	15,795
Other (expense) income, net	(2,295)	4,724
Loss before provision for income taxes	(156,753)	(107,475)
Provision for income taxes	(25)	(581)
Net loss	(156,778)	(108,056)
Net loss attributable to noncontrolling interest	(30,769)	(488)
Net loss attributable to FuelCell Energy, Inc.	(126,009)	(107,568)
Series B preferred stock dividends	(3,200)	(3,200)
Net loss attributable to common stockholders	$(129,209)	$(110,768)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(7.83)	$(7.92)
Basic and diluted weighted average shares outstanding	16,505,257	13,991,593

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,

(Amounts in thousands)	2024	2023	2024	2023
Net loss	$ (39,600)	$ (29,458)	$ (156,778)	$ (108,056)
Depreciation and amortization (1)	8,782	6,716	36,171	25,375
Provision for income taxes	23	-	25	581
Other (income) expense, net (2)	(983)	(4,508)	2,295	(4,724)
Gain on extinguishment of finance obligations and debt, net (4)	-	-	-	(15,337)
Interest income	(2,994)	(4,731)	(13,720)	(15,795)
Interest expense	2,522	2,321	9,690	7,247
EBITDA	$ (32,250)	$ (29,660)	$ (122,317)	$ (110,709)
Stock-based compensation expense	2,537	2,957	11,764	11,954
Unrealized loss (gain) on natural gas contract derivative assets (3)	1,808	(4,127)	6,880	(4,127)
Restructuring	2,562	-	2,562	-
Adjusted EBITDA	$ (25,343)	$ (30,830)	$ (101,111)	$ (102,882)

(1)	Includes depreciation and amortization on our Generation portfolio of $6.9 million and $28.2 million for the three months and year ended October 31, 2024, respectively, and $5.4 million and $20.3 million for the three months and year ended October 31, 2023, respectively.
(2)	Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net loss of $1.8 million and $6.9 million for the three months and year ended October 31, 2024, respectively, related to natural gas purchase contracts, and a $4.1 million gain for the three months and year ended October 31, 2023, as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These losses are classified as Generation cost of sales.
(4)	The gain on extinguishment of finance obligations and debt, net was $15.3 million for the year ended October 31, 2023 and represents a one-time gain on the payoff of the PNC Energy Capital, LLC finance obligations in conjunction with a project financing facility entered into in May 2023.